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May 20, 1996

Food Lion, Inc.                                                 Exhibit (c)(3)
P.O. Box 1330
2110 Executive Drive
Salisbury, NC 28145-1330

Ladies and Gentlemen:

    We have advised you that PaineWebber Incorporated ("PaineWebber") is acting as exclusive financial advisor to Kash n' Karry Foods Stores, Inc. (the "Company"), a Delaware corporation, to explore a possible transaction relating to the business and assets of the Company (a "Transaction"). You have requested certain information relating to the Company in connection with your consideration of a possible negotiated Transaction between the Company and/or its stockholders and you.

    As a condition to the furnishing of the requested information to you and your Representatives (as defined below), you agree that (i) all information relating to the Company furnished by or on behalf of the Company and its Representatives to you or your Representatives, whether prior to or after your acceptance of this letter and irrespective of the form of communication, or learned by you in connection with visits to the Company's facilities, in connection with your consideration of a Transaction (such information, together with notes, memoranda, summaries, analyses, compilations and other writings relating thereto or based thereon prepared by you or your Representatives being referred to herein as the "Evaluation Material") will be kept strictly confidential, and (ii) the Evaluation Material will be used solely for the purpose of determining the desirability of Transaction; PROVIDED, HOWEVER, that the Evaluation Material may be disclosed to any of your Representatives who need to know such information for the purpose of assisting you in evaluating a Transaction (it being understood that such Representatives will be informed by you of the contents of this agreement and that, by receiving such information, such Representatives are agreeing to be bound by this agreement). The term "Evaluation Material" does not include information which is or becomes available to you or any of your Representatives, on a non-confidential basis from a source other than the Company or its affiliates or Representatives, PROVIDED that neither you nor any of your Representatives is aware that such source is under an obligation (whether contractual, legal or fiduciary) to the Company to keep such information confidential. For purposes hereof, the "Representatives" of any entity means such entity's directors, officers, employees, legal and financial advisers, accountants and other agents and representatives. You will be responsible for any breach of this agreement by any of your Representatives and agree to take all reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of Evaluation Material.

    In addition, each of the parties hereto agrees that, except with the prior written consent of the other party hereto or as required or permitted by this agreement, such party will not, and will direct is Representatives not to, make any release to the press or other public disclosure concerning either (i) the existence of this letter or that the Evaluation Material has been made available to you or (ii) in the event that the Company or any of its Representatives engages in discussions or negotiations with you or your Representatives, the fact that discussions or negotiations are taking place concerning a possible Transaction, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the stats thereof, except for such public disclosure as may be necessary, in the written opinion of such party's outside counsel, for such party not to be in violation of or default under any applicable law, regulation or governmental order. If either party hereto proposes to make any disclosure based upon such an opinion, such party will deliver a copy of such opinion to the other party hereto together with the text of the proposed disclosure as far in advance of its disclosure as is practicable, and will in good faith consult with and consider the suggestions of the other party hereto and its Representatives concerning the nature and scope of the information proposed to be disclosed.
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    If you or any of your Representatives are requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Evaluation Material, you will (i) give the Company prompt notice of such requeSt so that it may seek an appropriate protective order and (ii) consult with the Company as to the advisability of taking legally available steps to resist or narrow such a request. You will cooperate fully with the Company in obtaining such an order. If in the absence of a protective order you are nonetheless compelled to disclose Evaluation Material, the Company agrees that you may make such disclosure without liability hereunder, PROVIDED that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company's request and at its expense, use your best efforts to obtain reasonable assurances that confidential treatment will be accorded to such information.

    If at any time you decide that you do not wish to proceed with a Transaction or, if earlier, upon the Company's request (which request may not be given prior to June 10, 1996), you will promptly (and in no event later than five (5) business days after such request) redeliver or cause to be redelivered to the Company all copies of the Evaluation Material furnished to you by or on behalf of the Company and destroy or cause to be destroyed all Evaluation Material prepared by you or any of your Representatives. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations hereunder.

    Although the Company will endeavor to include in the Evaluation Material information it believes to be relevant to the evaluation of a Transaction, you hereby acknowledge that neither the Company nor any of its Representatives or affiliates makes any representation or warranty, express or implied, as to the accuracy or completeness of any of the Evaluation Material. You agree that neither the Company nor any of its Representatives or affiliates will have any liability to you or your representatives resulting from use of any of the Evaluation Material.

    You hereby acknowledge that you are aware (and that your Representatives who have been apprised of this agreement and your consideration of a Transaction have been, or upon becoming so apprised will be, advised) of the restrictions imposed by Federal and state securities laws on a person possessing material nonpublic information about a company. In this regard, you hereby agree that while you are in possession of material nonpublic information with respect to the Company, you will not purchase or sell any securities of the Company, or communicate such information to any third party, in violation of any such laws.

    In consideration for access to the Evaluation Material which you have requested, you agree not to initiate or maintain contact (other than in the ordinary course of business) with any officer, director, employee or agent of the Company regarding its business, operations, prospects, finances or any other matter pertaining to the Company or to any proposed Transaction, other than by contacting PaineWebber or Ronald E. Johnson or his designee(s) first. It is understood that PaineWebber will arrange for appropriate contacts for due diligence purposes. It is further understood that all (i) communications regarding a possible Transaction, (ii) requests for additional information,
(iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed first to PaineWebber or Ronald E. Johnson or his designee(s).

    As a further condition to the furnishing of the Evaluation Material, unless specifically requested in writing in advance by or on behalf of the Company, neither you nor any of your affiliates or associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "1934 Act")) will, and you and they will not assist or encourage others (including by providing financing) to, directly or indirectly, for a period of two (2) years from the date of this agreement (i) acquire or agree, offer, seek or propose (whether publicly or otherwise) to acquire ownership (including but not limited to beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of (x) the Company or any of its assets or businesses, (y) any securities issued by the Company or (z) any rights or options to acquire such ownership (including from a person other than the Company), whether by means of a negotiated purchase of securities or assets, tender or exchange offer, merger or other business combination, recapitalization, restructuring or other extraordinary transaction (a "Business Combination Transaction"), (ii) engaged in any "solicitation" of "proxies" (as such terms are used in the proxy rules promulgated under the 1934 Act, but disregarding clause (iv) of Rule 14a-1(l)(2) and including any exempt solicitation pursuant to
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Rule 14a-2(b)(1) or (2)), or form, join or in any way participate in a "group"
(as defined under the 1934 Act), with respect to any securities issued by the Company, (iii) otherwise seek or propose to control the Board of Directors, management or policies of the Company, (iv) take any action that could reasonably be expected to force the Company to make a public announcement regarding any of the types of matters referred to in clause (i), (ii) or (iii) above, or (v) enter into any discussions, negotiations, agreements, arrangements or understandings with any third party with respect to any of the foregoing. You also agree during such period not to request the Company or any of its representatives to amend or waive any provision of this paragraph (including this sentence). You hereby acknowledge that neither you nor any of your affiliates or associates is on the date hereof the beneficial owner of any shares of capital stock of the Company. Notwithstanding the foregoing, you shall be entitled to make a non-public offer to engage in a merger transaction with the Company at any time prior to June 10, 1996 by delivery of such an offer to PaineWebber or to Ronald E. Johnson.

    You further agree that, for a period of 18 months from the date hereof, neither you nor any of your affiliates will solicit, either directly or indirectly through recruiters or other agents, to employ any officer or management employee of the Company above the store level, so long as they are employed by the Company, without obtaining the prior written consent of the Company. The term "solicit to employ" does not include general solicitations of employment not specifically directed towards employees of the Company.

    The Company hereby undertakes and agrees that, for the period from the date hereof through and including July 3, 1996 (the "Exclusivity Period"), the Company will not, nor will the Company authorize or permit any of its Representatives to take, directly or indirectly, any action to initiate, or to assist, solicit, receive, negotiate, encourage or accept, any offer or inquiry from any person to engage in any Business Combination Transaction. In the event that the Company shall receive an inquiry or offer relating to any Business Combination Transaction during the Exclusivity Period, it shall promptly notify you thereof, identifying the party making such inquiry or offer and, if an offer has been received, describing the material terms thereof, except to the extent that such notification would, in the written opinion of the Company's outside counsel (a copy of which shall be delivered to you), cause the Company or its Board of Directors to be in violation of any applicable law, regulation or governmental order. The Company represents that neither the Company nor any of its Representatives is currently a party to any negotiations, agreements, discussions or transactions relating to any Business Combination Transaction, except as contemplated by this agreement.

    It is expressly understood by the parties hereto that this agreement is not intended to, and does not, constitute an agreement to consummate a Transaction or to enter into a definitive Transaction agreement, and neither the Company nor you will have any rights or obligations of any kind whatsoever with respect to a Transaction by virtue of this agreement or any other written or oral expression by either party hereto or their respective Representatives unless and until a definitive agreement relating thereto between the Company and you is executed and delivered, other than for the matters specifically agreed to herein. You further acknowledge that (i) following the Exclusivity Period, the Company and its Representatives shall be free to negotiate with any other person and enter into a definitive agreement with regard to a Transaction without prior notice to you or any other person, (ii) the Company reserves the right to reject any and all proposals made by you or any of your Representatives with regard to a possible Transaction and to terminate any discussions or negotiations with you at any time and (iii) neither the Company nor any of its affiliates or Representatives nor any third party with whom the Company enters into any agreement for, or completes, a Business Combination Transaction shall have any liability to you arising out of or relating to such a Business Combination Transaction (other than any liability arising under a definitive Transaction agreement with you in accordance with the terms thereof).

    You hereby acknowledge and agree that this agreement is for the benefit of the Company and its successors and assigns and Representatives, and that they shall be entitled to enforce the provisions hereof as though parties hereto. You acknowledge and agree that money damages would not be a sufficient remedy for any breach of any provision of this agreement by you, and that in addition to all other remedies which the Company may have, the Company will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. No failure or delay by the Company in exercising
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any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

    This agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof. This agreement may be amended, modified or waived only by a separate written instrument duly executed by or on behalf of the Company and you. This agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

    Except to the extent that any provision of this agreement by its terms terminates sooner, this agreement shall terminate on the second anniversary of the date hereof.

    If the foregoing correctly, sets forth our agreement with respect to the matters set forth herein, please so indicate by signing two copies of this agreement and returning such signed copies to us for our signatures, whereupon this agreement will constitute a binding agreement with respect to the matters set forth herein.

                                Very truly yours,
                                PAINEWEBBER INCORPORATED
                                on behalf of Kash n' Karry
                                Food Stores, Inc.

                                By:   /s/ DAVID M. REED, JR.
                                      ------------------------------------------
                                      Name: David M. Reed, Jr.
                                      Title: Managing Director

Accepted and agreed to
as of the date first
written above:

FOOD LION, INC.

By:   /s/ R. WILLIAM MCCANLESS
      --------------------------
      Name: R. William McCanless
      Title: Senior Vice
      President of
      Administration

KASH N' KARRY FOOD STORES, INC.

By:   /s/ RONALD E. JOHNSON
      -------------------------
      Name:
      Title: